AMENDMENT NO. 2 TO
EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT ("Amendment No. 2"), by and between Rite Aid Corporation, a Delaware Corporation (the "Company") and Mary Sammons ("Executive") is entered into this 30th day of September, 2003 (the "Effective Date").

WHEREAS, Executive and Company have previously entered into that certain Employment Agreement dated as of December 5, 1999, as supplemented by side letter dated April 5, 2000 between counsel and as amended by Amendment No. 1 dated May 7, 2001 (collectively, the "Employment Agreement"); and

WHEREAS, on June 25, 2003 Executive was promoted to the position of President and Chief Executive Officer and the parties desire to amend the Employment Agreement to reflect the change in Executive's position and duties, compensation and other benefits;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive hereby agree as follows:

1.    Position and Duties.    Any reference in the Employment Agreement to "President and Chief Operating Officer" shall be changed to "President and Chief Executive Officer". During the Employment Period, the Executive shall serve as President and Chief Executive Officer of the Company, with such duties and responsibilities as are customarily assigned to such position, and such other duties and responsibilities appropriate to such office as may from time to time be assigned to her by the Board of Directors of the Company ("Board"). Executive shall report directly to the Board.

2.    Incentive Compensation.    The Executive's Annual Target Bonus shall equal at least 100% of the Annual Base Salary in effect for the Executive at the beginning of such fiscal year.

3.    Other Benefits.    During the Employment Period, the Company shall provide Executive with use of Company-owned aircraft for business and personal travel and shall provide term life insurance covering the Executive's life and long term disability insurance, in each case in a face amount equal to $3,000,000.

4.    Obligations of the Company upon Termination.    Following any termination for any reason (other than Cause) of the Executive's employment with the Company, the Company shall make an annual payment to Executive following termination of employment and continuing for life (and the life of her spouse) equal to the cost to the Executive of purchasing medical coverage substantially comparable in all material respects to the coverage provided by the Company to its senior executives (and their spouses and dependents) immediately prior to such termination, excepting payments for such periods that the Company provides such coverage pursuant to Sections 5(a) or 5(b) of the Employment Agreement. If the Executive's employment is terminated by Executive (other than for Good Reason) during the Employment Period, the entire Option shall remain vested and exercisable throughout the remainder of its ten-year term and any other outstanding stock option that has vested and become exercisable prior to the Date of Termination shall remain vested and exercisable for a period of ninety (90) days following the Date of Termination, at the end of which period such option shall terminate; provided, however, if the Date of Termination occurs after Executive turns age 60, all vested stock options shall similarly remain exercisable for the remainder of their stated term, without regard to any early termination provisions or other terms and conditions otherwise applicable to such options.

5.    Capitalized Terms.    Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Employment Agreement.

6.    Employment Agreement to Remain in Effect.    Except as modified by this Amendment No. 2, the Employment Agreement shall remain in full force and effect in accordance with its terms. In the event of a conflict between the provisions of this Amendment No. 2 and the Employment Agreement, this Amendment No. 2 shall be controlling.

IN WITNESS WHEREOF, Executive has hereunto set Executive's hand and, pursuant to due authorization, the Company has caused this Amendment No. 2 to be executed in its name and on its behalf, all as of the date and year first above written.

RITE AID CORPORATION
By: ______________________________ Robert B. Sari Its: Senior Vice President
________________________________ Mary Sammons